Synthetic Biologics Initiates Manufacturing of SYN-004 for Use in Preclinical and

Clinical Trials to Target the Prevention of C. difficile Infections

-- Company’s Proprietary Oral Beta-Lactamase Enzyme Successful Evaluation Conducted by

FUJIFILM Diosynth Biotechnologies UK Limited --

For Immediate Release

Rockville, MD, October 15, 2013 – Synthetic Biologics, Inc. (NYSE MKT: SYN), a developer of biologics focused on the prevention and treatment of serious infectious diseases, announced today the successful completion of the protein expression evaluation with regard to the Company’s proprietary oral beta-lactamase enzyme (SYN-004) targeting the prevention of Clostridium difficile (C. difficile or C. diff) infections, America’s most prevalent hospital-acquired bacterial infection.

FUJIFILM Diosynth Biotechnologies UK Limited (Fujifilm) analyzed and demonstrated a greater than 20-fold improvement in SYN-004 expression titers with consistent biological activity utilizing its pAVEway™ platform (an E. coli system) compared to the Bacillus platform previously employed by Ipsat Therapeutics Oy (Finland) for the expression of P1A, a first-generation candidate of SYN-004. Pursuant to an agreement entered into with Fujifilm on October 8th, manufacturing of SYN-004 material to support Synthetic Biologics’ planned preclinical and clinical studies is underway.

SYN-004, a novel second-generation oral drug candidate in preclinical development for co-administration with commonly used IV antibiotics, is intended to prevent the development of severe effects of C. diff infection, which is extremely harmful and potentially deadly. Designed to be given orally to protect the gut flora (microbiome) while certain IV beta-lactam antibiotics (penicillins and cephalosporins) fight the primary infection, SYN-004 is believed to have a similar profile to its first-generation predecessor, which demonstrated favorable protection of the gut flora during treatment with certain penicillins,[1] with the potential to act against a broader spectrum of IV beta-lactam antibiotics.

“We’re very excited to be working with the dedicated team at Fujifilm. With the SYN-004 production cell line evaluation and selection of the E. coli expression clone successfully completed, we have initiated manufacturing of preclinical material for animal studies and cGMP production of SYN-004 for clinical trials,” stated Jeffrey Riley, Chief Executive Officer of Synthetic Biologics. “We are pleased that these efforts move us closer toward our goal of developing a prophylactic to prevent the devastating effects of C. diff infections, for which there is currently no other approved preventive therapy. We look forward to announcing the initiation of preclinical studies during the first half of 2014, after which we plan to initiate our clinical trials.”

Steve Bagshaw, Managing Director of Fujifilm Diosynth Biotechnologies UK Limited said, “We are delighted that the pAVEway™ study performed in our R&D laboratories has produced such a successful improvement in titers. We now look forward to performing further process optimization before scaling up in our pilot scale laboratories and ultimately producing cGMP material to allow Synthetic Biologics to carry out clinical trials in the fight to provide a drug to counteract the effects of C. difficile infections.”

About Clostridium difficile (C. difficile, C. diff) Infections

The CDC recently identified C. diff as an “urgent public health threat,” particularly given its resistance to many drugs used to treat other infections.[2] C. diff infects 1.1 million Americans each year,[3] and 30,000 patients die with a C. diff infection annually.[4] This opportunistic infection adds an estimated 4-7 extra hospitalization days per patient,[5] and is associated with $8.2 billion in overall annual hospital costs.[6] C. diff infection is strongly associated with the use of IV antibiotics, which are administered to more than 24 million Americans annually.[7] When IV antibiotics are given to prevent or treat an infection, they can create a harmful imbalance in the gastrointestinal (GI) tract by wiping out helpful “good” bacteria, which can allow C. diff to quickly grow out of control causing severe diarrhea, damaging the colon and in some cases, leading to death.[8]

About Fujifilm Diosynth Biotechnologies (http://www.fujifilmdiosynth.com)

FUJIFILM Diosynth Biotechnologies UK Limited is an industry leading biologics Contract Development and Manufacturing Organization. Fujifilm Diosynth Biotechnologies has extensive experience in the development and manufacturing of recombinant proteins, vaccines, monoclonal antibodies, among other large molecules expressed in a wide array of microbial, mammalian, and insect systems. The company offers a comprehensive list of services from microbial and mammalian cell line development, including its proprietary pAVEway™ system, to process development, analytical development, clinical and commercial manufacturing. Fujifilm Diosynth Biotechnologies is also located in Research Triangle Park, NC, USA as FUJIFILM Diosynth Biotechnologies U.S.A., Inc. Both sites have been FDA-approved for the production of commercial biologic products.

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE MKT: SYN) is a biotechnology company focused on the development of biologics for the prevention and treatment of serious infectious diseases. The Company is developing an oral enzyme for the prevention of C. difficile infections, and a series of monoclonal antibody therapies for the treatment of Pertussis and Acinetobacter infections. In addition, the Company is developing a drug candidate for the treatment of relapsing-remitting multiple sclerosis and cognitive dysfunction in multiple sclerosis. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

To download Synthetic Biologics’ investor relations mobile device app, which allows users access to the Company's SEC documents, press releases and events, please click on the following links to download the IRapp on your iPhone and iPad or your Android mobile device.

This release includes forward-looking statements on Synthetic Biologics’ current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding our intention to develop and commercialize a proprietary oral beta-lactamase enzyme product candidate to prevent C. difficile infections, our intention to commence clinical trials and the expected size of the market for C. diff therapeutics. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Synthetic Biologics’ forward-looking statements include, among others, Synthetic Biologics’ inability to timely manufacture cGMP material or commence or complete the clinical trials consistent with its current expectations and Synthetic Biologics’ inability to successfully develop, receive regulatory approvals for or to commercialize a new product candidate to prevent C. diff infection and other factors described in Synthetic Biologics’ report on Form 10-K for the year ended December 31, 2012 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Kris Maly

Vice President, Corporate Communication

(734) 332-7800, ext. 22

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[1]	Tarkkanen A, Heinonen T, Jogi R, et al. P1A recombinant β-lactamase prevents emergence of antimicrobial resistance in gut microflora of healthy subjects during intravenous administration of ampicillin. Agents Chemother 2009; 53 (6): 2455-2462.
[2]	U.S. Centers for Disease Control Web site: http://www.cdc.gov/drugresistance/threat-report-2013/pdf/ar-threats-2013-508.pdf#page=51 Accessed: September 30, 2013.
[3]	This information is an estimate derived from the use of information under license from the following IMS Health Incorporated information service: CDM Hospital database for full year 2012. IMS expressly reserves all rights, including rights of copying, distribution and republication.
[4]	U.S. Department of Health & Human Services. Agency for Healthcare Research and Quality. January 25, 2012. http://www.ahrq.gov/news/nn/nn012512.htm Accessed: September 30, 2013.
[5]	(APIC) National Prevalence Study of Clostridium difficile in U.S. Healthcare Facilities. November 11, 2008.http://hospitalacquiredinfections.blogspot.com/2008/12/november-11-2008-association-for.html Accessed: September 30, 2013.
[6]	Agency for Healthcare Research and Quality. Healthcare and Cost Utilization Project. Statistical Brief #125. Clostridium difficile Infections (CDI) in Hospital Stays, 2009. January 2012. http://www.hcup-us.ahrq.gov/reports/statbriefs/sb124.pdf Accessed: October 1, 2013.
[7]	This information is an estimate derived from the use of information under license from the following IMS Health Incorporated information service: CDM Hospital database for full year 2012. IMS expressly reserves all rights, including rights of copying, distribution and republication.
[8]	Committee to Reduce Infection Deaths Web site http://www.hospitalinfection.org/preventing_cdiff.shtml Accessed: September 30, 2013.